Exhibit (a)(1)(3)

United States

Unconditional Mandatory General Offer

By

Morgan Stanley Asia Limited

On Behalf Of

AsiaCo Acquisition Ltd.

To Acquire All The Issued Shares of

Asia Satellite Telecommunications Holdings Limited

(Other Than Those Shares Held by AsiaCo Acquisition Ltd. (if any) and

Parties Acting in Concert With It)

ASIACO ACQUISITION LTD. (Incorporated in the British Virgin Islands with limited liability with registered number 1373477)	ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED (Incorporated in Bermuda with limited liability) (Stock code: 1135)

THE US SHARE OFFER WILL REMAIN OPEN FOR ACCEPTANCE BY ADS HOLDERS DURING THE OFFER PERIOD. THE OFFER PERIOD FOR ACCEPTANCES AND WITHDRAWALS WILL EXPIRE AT 4:00 P.M. (HONG KONG TIME), 4:00 A.M. (NEW YORK CITY TIME), ON JUNE 26, 2007 (UNLESS EXTENDED TO A LATER CLOSING DATE. AT THE CONCLUSION OF THE OFFER PERIOD). ADS HOLDERS WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCE OF THE OFFER FROM THE DATE OF THIS LETTER UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE OFFER PERIOD. PLEASE NOTE THAT THE TENDER AGENT’S HOURS OF BUSINESS ARE FROM 9:00AM TO 5:00PM NEW YORK TIME.

May 25, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

AsiaCo Acquisition Ltd., a company incorporated in the British Virgin Islands, with limited liability (“the Offeror”), is offering to purchase, upon the terms and subject to the conditions set forth in the Offer Document dated May 25, 2007 and the applicable Forms of Acceptances (as defined in the Offer Document), all of the issued and to be issued ordinary shares, par value HK$0.10 each (“AsiaSat Shares”), of AsiaSat held by residents of the United States (“US Shareholders”) and all of the issued American Depositary Shares (“ADSs”), each representing ten AsiaSat Shares and evidenced by American Depositary Receipts (“ADRs”), held by all ADS Holders, wherever located. The offer price for the ADSs is HK$160.00 per ADS (10 times the Share Offer Price of HK$16.00 per AsiaSat Share since each ADS represents 10 AsiaSat Shares), less the AsiaSat final dividend of HK$0.27 per AsiaSat Share for the financial year ended December 31, 2006 paid on May 22, 2007 to ADS Holders who were on the records maintained by or on behalf of the ADS Depositary of AsiaSat at 4:30 p.m. (Hong Kong time) on May 10, 2007 and retained by them. Accordingly, ADS Holders who accept the US Share Offer will receive a net sum of HK$157.30 (which shall be converted into US dollars) per duly accepted AsiaSat Share within 10 days after the Closing Date, less any fees and expenses in connection with currency conversions and withholding taxes. Certain terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Offer Document.

For your information and for forwarding to those of your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer Document;

2. A printed form of letter to be sent by you to your clients for whose account you hold ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the US Share Offer; and

3. The specimen Letter of Transmittal to be used as guidance by holders of ADSs to accept the US Share Offer.

Your prompt action is requested. We urge you to contact your clients as promptly as possible.

The US Share Offer cannot be accepted in respect of AsiaSat Shares by means of the Letter of Transmittal. For US Shareholders, the Blue Form of Acceptance for accepting the US Share Offer can be obtained by contacting the Tender Agent at 1-800-507-9357. For non-US Shareholders, the Pink Form of Acceptance for accepting the Share Offer in respect of AsiaSat Shares can be obtained by contacting AsiaSat’s Registrar, Computershare Hong Kong Investor Services Limited at Room 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East at +852 2862 8604.

Payment for ADSs purchased pursuant to the US Share Offer will be despatched to tendering ADS Holders by ordinary post at their own risk promptly after the Closing Date and after receipt by the Tender Agent of all relevant documents to render such acceptance complete and valid.

The Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting acceptances of the US Share Offer with respect to ADSs. You will, however, be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your client.

Very truly yours,

AsiaCo Acquisition Ltd.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE OFFEROR, THE TENDER AGENT OR THE REGISTRAR OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERS NOT CONTAINED IN THE OFFER DOCUMENTS OR THE LETTER OF TRANSMITTAL.

THIS DOCUMENT SHOULD NOT BE FORWARDED OR TRANSMITTED IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS IN SUCH JURISDICTION.